EXHIBIT 99.1

For Immediate Release           Investor Contact: Wesley B. Wampler
April 14, 2003                                    Director of Investor Relations
                                                  Phone: 540-949-3447
                                                  wamplerwes@ntelos.com

                                Media Contact:    Mike Minnis
                                                  Public Relations Manager
                                                  Phone: 540-946-7290
                                                  minnism@ntelos.com

       NTELOS Reports 2002 Results - Performance Exceeds Guidance for 2002

        Announces Significant Restructuring Steps: $75 million Investment
                         Commitment and Lender Support

                           Announces Guidance for 2003

WAYNESBORO, VA - April 14, 2003 - NTELOS (OTCBB: NTLOQ) today reported consolidated operating revenues for the year 2002 of $262.7 million compared to $215.1 million reported for the year 2001, an increase of 22%. For 2002, consolidated operating loss and net loss applicable to common shares was $424.6 million and $509.4 million, respectively, after a fourth-quarter asset impairment charge of $402.9 million.

Consolidated EBITDA (operating income (loss) before depreciation and amortization and asset impairment charges) was $61.2 million for 2002, compared to $20.5 million reported for the year 2001. This amount exceeds the Company's guidance range for 2002 of $52 million to $58 million, reflecting the substantial growth in operating revenues and the Company's focus on cost control measures throughout the year. Annual consolidated operating expenses for 2002, before depreciation and amortization and asset impairment charges, increased less than 4% over 2001.

For the fourth quarter 2002, consolidated operating revenues were $69.7 million and consolidated operating loss was $399.8 million. Before the asset impairment charges, fourth quarter 2002 had consolidated operating income of $3.1 million compared to a consolidated operating loss of $18.6 million in fourth quarter 2001. Consolidated EBITDA was $20.9 million for the fourth quarter 2002, an amount exceeding annual consolidated EBITDA for 2001.

As described in a prior press release, an anticipated asset impairment charge was recognized in fourth quarter 2002, pursuant to SFAS 142 and 144, relating to the value of the Company's long-lived assets, including radio spectrum licenses and other intangible assets, property, plant and equipment and goodwill, to reflect revisions to its future expected cash flows and depressed industry valuations of telecommunications assets. The fourth quarter 2002 asset impairment charge was $402.9 million.

Also in previous press releases and filings with the Securities and Exchange Commission (SEC), the Company announced that to complete development and implementation of a restructuring plan, NTELOS and certain of its subsidiaries voluntarily filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia on March 4, 2003.

The Company previously reported selected customer results for fourth quarter where wireless PCS customer growth, with net additions of 15,446, was the strongest of 2002, resulting in 266,467 wireless PCS customers at year-end. NTELOS' EBITDA from wireless PCS operations increased for the fourth quarter to a record $7.1 million, bringing the total for 2002 to $14.8 million, ahead of Company guidance of $11 million to $14 million. This amount compares to a loss of $20.7 million for 2001, marking a one-year improvement of $35.5 million.

Quarterly and annual records were also achieved in NTELOS' wireline segments, with EBITDA of $15.8 million for fourth quarter 2002 and $50.3 million for the year 2002, exceeding Company guidance for 2002 wireline EBITDA of $39.5 million to $42.0 million.

"Continued customer growth and record levels of EBITDA achieved by our wireless and wireline segments demonstrate continued improvements in the Company's operations," said James S. Quarforth, chief executive officer. Quarforth continued, "We believe that this progress, combined with plans for our financial restructuring, will provide the Company with increased financial flexibility, an improved liquidity position and a strengthened capital structure. We are providing service to customers in the normal course of business and emphasize that our continuing focus on service will not be impacted by our restructuring."

Operating Revenues for the fourth quarter of 2002 were $69.7 million, compared to $56.9 million for fourth quarter 2001, an increase of 22%. Wireless operating revenues for fourth quarter 2002 were $41.8 million compared to $31.2 million in fourth quarter 2001, an increase of 34%. Strong customer growth in the third and fourth quarters combined with continued growth in wholesale and roaming revenues were the primary factors in these improvements. Wireline operating revenues for fourth quarter 2002 were $26.2 million, an increase of 13% over the $23.2 million reported for fourth quarter 2001. Stable revenues for the ILEC, Network and Internet segments were complemented by a 22% sequential quarterly growth in CLEC revenues.

EBITDA for the fourth quarter of 2002 was $20.9 million, compared to $4.3 million for fourth quarter 2001. Wireless EBITDA for fourth quarter 2002 was $7.1 million compared to a loss of $7.0 million for fourth quarter 2001. While wireless revenues grew 2% from third to fourth quarter 2002, wireless operating expenses decreased by 6% over this period, reflecting continued cost reduction initiatives. Wireline EBITDA for fourth quarter 2002 was $15.8 million, a 45% increase over $10.9 million for fourth quarter 2001. Every wireline segment demonstrated sequential quarterly growth in EBITDA from the previous quarter, with increases of 11% for ILEC, 59% for CLEC, 9% for Network and 28% for Internet.

Business Segment Highlights

     Wireless

o PCS: The Company previously reported customer results for fourth quarter 2002, with PCS net customer additions of 15,446, the most of any quarter for the year. Gross additions of higher-value, under-contract, post pay-like (post pay and nAdvance) subscribers represented 94% of total gross additions.

     Post-pay and nAdvance net additions for the quarter totaled 17,248 and these subscribers represented 94% of the total 266,467 wireless PCS customers at quarter and year-end. Rate plan distribution remained essentially unchanged with 71% of post pay subscribers on nNetwork, 20% on nTown, 9% on nRegion and less than 1% on nNation plans. Monthly post-pay subscriber churn improved 24 basis points from the previous quarter to 2.83%.

     Average monthly revenue per subscriber (ARPU, without outcollect roaming) for post-pay subscribers was $47 for fourth quarter 2002. ARPU for nAdvance customers was $45 for the quarter, also its average for the year 2002. Overall ARPU was $44 for the fourth quarter with an average of $45 for the year.

     Wireless PCS sales generated through the Company's direct sales channels for fourth quarter 2002 were 69%, resulting in 31% of gross additions achieved through the indirect agent channel. Costs of acquisition per gross addition (CPGA) decreased to $290 for fourth quarter, the lowest for any quarter in 2002, reflecting reduced indirect channel selling costs and lower handset subsidies. CPGA for the year 2002 averaged $302 compared to $344 for 2001.

     Wireline

o Telephone (ILEC): Access lines at the end of the quarter were 52,014. ILEC operating revenues for the fourth quarter of 2002 were $12.8 million, compared to $11.3 million in fourth quarter 2001. EBITDA for the fourth quarter of 2002 was $9.6 million, compared to $7.4 million in fourth quarter 2001. ILEC revenues from the third to fourth quarter were impacted favorably as bad debt reserves for WorldCom, Inc. were lowered. ILEC access minutes of use for fourth quarter were 67.9 million, a 3% increase over fourth quarter 2001.

o Competitive Local Exchange (CLEC): Business access lines ended the year 2002 at 43,815, representing increases of 30% over fourth quarter 2001 and 5% over the previous quarter. Operating revenues for fourth quarter 2002 were $6.8 million, compared to $4.9 million in fourth quarter 2001, reflecting approximately $0.5 million of favorable reserve adjustments and access revenue increases associated with the beginning of the collegiate academic year. Revenues recorded from reciprocal compensation were $0.6 million for fourth quarter 2002, compared to $0.7 million and $0.6 million in fourth quarter 2001 and third quarter 2002, respectively. CLEC access revenues were negatively impacted by FCC mandated reciprocal compensation rate reductions, which occurred in mid and late 2002. At current run-rates, however, management estimates that future exposure is minimal. Total revenues from reciprocal compensation for 2002 were $2.4 million compared to $3.7 million in 2001. CLEC EBITDA for fourth quarter 2002 was $2.7 million, compared to $0.6 million in fourth quarter 2001. EBITDA margin for fourth quarter 2002 was 39%.

o Network: Operating revenues for fourth quarter 2002 were $2.1 million, compared to $2.4 million in fourth quarter 2001. EBITDA for the fourth quarter 2002 was $1.8 million, compared to $2.2 million in fourth quarter 2001. Carriers-carrier rate reductions continued to flatten this segment's revenue, but EBITDA margins remained high at 81% for the year 2002.

o Internet/DSL: Operating revenues for fourth quarter 2002 were $4.6 million, compared to $4.6 million in fourth quarter 2001. EBITDA for fourth quarter 2002 was $1.7 million, compared to $0.7 million in fourth quarter 2001. As part of the Company's previously announced cost control initiatives, operations were ceased in certain dial-up Internet markets and rates were increased in others, both of which has resulted in some loss of dial-up customers. While Internet segment revenues for the quarter were flat due to this loss, growth in DSL and the impact of the cost control initiatives allowed EBITDA for this segment to set a new high, with a margin of 38%. Total DSL subscribers at year-end were 5,534, a 38% increase over year-end 2001. In fourth quarter 2002, the Company recorded a dial-up customer adjustment (reduction) of approximately 5,000 related to the consolidation of the billing systems from acquired Internet companies. This adjustment had no financial impact. Dial-up Internet ended the quarter with 61,486 customers.

Asset Impairments

The general slowdown of the entire telecommunications industry and increased competition experienced in the wireless PCS industry has resulted in a decrease of several industry analysts' projections, including subscriber growth, average revenue per unit (ARPU), and subscriber churn improvement. This decrease in industry-wide projections, combined with an economic environment not conducive to strategic transactions, such as mergers and acquisitions, has resulted in dramatic decreases in the value of wireless PCS and other telecommunications assets.

In response to these changed industry conditions, NTELOS performed a comprehensive evaluation of the Company's long-term business plan and made several modifications including a reduction in subscriber growth, a decrease in ARPU, a slower improvement in subscriber churn, and less growth in wholesale revenues.

Pursuant to SFAS 142 and 144 and based on a revised cash flow forecast, the Company, together with an independent appraisal firm, has performed an assessment of the value of its long lived assets including property, plant and equipment, goodwill, radio spectrum licenses and other intangible assets for the year ended December 31, 2002. Based on this assessment, the Company recognized asset impairment charges relating to the value of these assets of $402.9 million. The majority of this impairment, $367.0 million, is attributable to the reduction in values of PCS radio spectrum licenses, write-off of goodwill and other intangibles and an impairment of certain wireless network equipment. In addition, the Company recognized a $20.9 million write-down of goodwill related to its Network segment and a $15.0 million reduction in the values of wireless cable licenses, goodwill and network equipment.

Capital Restructuring

As previously reported, on March 4, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division. The bankruptcy case was commenced in order to consummate a financial restructuring of the Company.

In order to meet ongoing obligations during the reorganization process, the Company entered into a $35 million debtor-in-possession financing facility (the "DIP Financing Facility"), subject to court approval. On March 5, 2003, the court granted access to up to $10 million of the DIP Financing Facility, with access to the full $35 million subject to final court approval, certain state regulatory approvals and the banks' receiving satisfactory assurances regarding the senior noteholders' proposed $75 million investment in the Company upon emergence from bankruptcy. On March 24, 2003, the court entered a final order authorizing the Company to access up to $35 million under the DIP Financing Facility and, as of April 11, 2003, the Company satisfied all other conditions to full access to the DIP Financing Facility.

The Company anticipates that the plan of reorganization (the "Plan") will be funded by two sources of capital: (i) an equity investment made by certain holders of senior notes of an aggregate of $75 million in exchange for new 9% convertible notes ("New Notes") and (ii) a credit facility which permits the Company to continue to have access to its current $225 million of outstanding term loans with a $36 million revolver commitment ("Exit Financing Facility"). This Exit Financing Facility also provides that the term loans and any new borrowings under the revolver will be at current rates and existing maturities.

On April 10, 2003, the Company entered into a Plan Support Agreement (the "Plan Support Agreement") with a majority of the lenders under its senior credit facility. The Plan Support Agreement provides that the lenders will agree to support a "Conforming Plan," which must include the following: (i) financing upon emergence from bankruptcy on agreed terms, (ii) cancellation of, or conversion into equity of the reorganized company upon emergence from bankruptcy of, substantially all of the Company's outstanding debt and equity securities,
(iii) outstanding indebtedness on the effective date of the Plan consisting of only certain hedge agreements, Exit Financing Facility, New Notes, existing government loans and certain capital leases, (iv) consummation of the sale of New Notes on the effective date of the Plan and (v) repayment of the DIP Financing Facility and the $36 million outstanding under the revolver.

On April 10, 2003, the Company also entered into a Subscription Agreement with certain holders of senior notes for the sale of $75 million aggregate principal amount of New Notes. The Plan Support Agreement and Subscription Agreement are subject to, among other things, confirmation of a Conforming Plan.

The Plan Support Agreement provides that a Conforming Plan and accompanying disclosure statement must be filed with the court prior to May 31, 2003 and that a disclosure statement, reasonably acceptable to the lenders, must be approved by the court no later than August 15, 2003. In addition, the Plan Support Agreement obligates the Company to have filed a Conforming Plan, solicited votes and conducted a confirmation hearing prior to September 30, 2003.

For more information regarding the Plan Support Agreement and Subscription Agreement, including conditions to the consummation of such agreements, please refer to the Company's Form 8-K dated April 10, 2003, which attaches copies of the agreements.

While a Plan has not been submitted, the Company anticipates that the Plan will constitute a Conforming Plan, with the conversion of existing debt securities into substantially all of the common ownership of the reorganized Company. The Company also anticipates that the holders of common and preferred stock of the Company will be entitled to little or no recovery. Accordingly, the Company anticipates that all, or substantially all, of the value of all investments in the Company's common and preferred stock will be lost.

Subsequent to the Chapter 11 filing, NASDAQ delisted NTELOS common stock from the NASDAQ National Market as of March 13, 2003. The Company's stock is currently trading on the Over the Counter Bulletin Board ("OTCBB") under the ticker symbol "NTLOQ". The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities and trades may be executed in usual fashion. Continued listing on the OTCBB requires market-maker sponsorship and there can be no assurance that the Company's common stock will continue to be actively traded or that liquidity for the Company's common stock will not be adversely affected.

In light of the Chapter 11 filing, the NTELOS board of directors decided to postpone the annual shareholders' meeting historically held the second week of May. The board of directors will designate the next annual meeting date at the appropriate time. For more information about NTELOS' capital restructuring, please refer to the Company's form 10-K for 2002, filed with the Securities and Exchange Commission.

Guidance for 2003

For the year 2003, the Company estimates PCS customer growth of 25,000 to 30,000 net subscriber additions; capital expenditures are projected to be between $58 million and $66 million; and consolidated EBITDA is expected to be $80 million to $85 million, before capital restructuring charges. This consolidated EBITDA (a non-GAAP measure) guidance range is based on 2003 estimates of $65 million to $75 million for depreciation and amortization expense; $10 million to $15 million for capital restructuring charges; and a range of an operating loss of $10 million to an operating income of $10 million. These estimates are subject to change depending upon the terms of the final plan of reorganization including the settlement terms for liabilities and do not reflect adjustments that may occur in accordance with the AICPA Statement of Position 90-07 ("Financial Reporting by Entities in Reorganization Under the Bankruptcy Code") ("SOP 90-07"), which the Company will adopt for its financial reporting in periods ending after emergence from bankruptcy.

EXHIBITS -- Financial Statements & Schedules (following pages)

o    Condensed Consolidated Statement of Operations
o    Condensed Consolidated Balance Sheets
o    Summary Operating Results
o Summary Operating Results - Reconciliation of Operating Income (Loss) to EBITDA (a non-GAAP measure)
o    Customer Summary Table
o    Wireless PCS Customer Detail
o    Wireless PCS Key Performance Indicators


NTELOS Inc. (OTCBB: NTLOQ) is an integrated communications provider with headquarters in Waynesboro, Virginia. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina, including wireless digital PCS, dial-up Internet access, high-speed DSL (high-speed Internet access), and local and long distance telephone services. Detailed information about NTELOS is available online at www.ntelos.com.

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's future expectations, financial and operating projections, plans, strategies and the trading market for its securities, including the Company's ability to finalize the terms of a plan of reorganization acceptable to the Company's senior noteholders and bank group. Forward-looking statements made by the Company are based on a number of assumptions, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties, including those relating to (i) the impact of the bankruptcy filing on the Company's business, (ii) the interest of market makers and others in maintaining an active market for the Company's securities, (iii) the Company's ability to operate under debtor-in-possession financing, (iv) the Company's ability to develop, prosecute, confirm and consummate a plan of reorganization, (v) the Company's ability to maintain vendor, lessor and customer relationships while in bankruptcy, (vi) the additional expenses associated with bankruptcy as well as the possibility of unanticipated expenses, and (vii) market conditions and competition in the communications industry generally and those set forth in documents filed by the Company with the Securities and Exchange Commission, and any significant deviations from these assumptions could cause actual results, performance or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

To supplement its financial statements presented on a GAAP basis, throughout this document the Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity. A reconciliation of EBITDA to operating income (loss) is provided with the Company's Condensed Consolidated Statement of Operations and Summary Operating Results.

NTELOS Inc.
-------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statement of Operations                        (In thousands except per share amounts)
-------------------------------------------------------------------------------------------------------------
                                                                                  Three Months Ended
                                                                           Dec 31, 2002         Dec 31, 2001
-------------------------------------------------------------------------------------------------------------
                                                                            (Unaudited)
                                                                         ------------------------------------
Operating Revenues
      Wireless Communications                                                  $ 41,754             $ 31,240
      Wireline Communications                                                    26,247               23,215
      Other Communications Services                                               1,709                2,466
-------------------------------------------------------------------------------------------------------------
                                                                                 69,710               56,921
-------------------------------------------------------------------------------------------------------------
Operating Expenses, before depreciation and amortization
      Cost of Wireless Sales (exclusive of items shown separately below)         11,714               13,181
      Maintenance and Support                                                    15,294               16,496
      Customer Operations                                                        16,944               18,876
      Corporate Operations                                                        3,223                4,038
      Operational and Capital Restructuring Charges (1)                           1,592                    -
      Depreciation and Amortization (2),(4)                                      17,850               22,891
      Asset Impairment Charges (3)                                              402,880                    -
-------------------------------------------------------------------------------------------------------------
                                                                                469,497               75,482
-------------------------------------------------------------------------------------------------------------
Operating Loss                                                                 (399,787)             (18,561)

Other Income (Expenses)
      Equity Loss from Investee - West Virginia PCS Alliance (5)                      -                    -
      Gain on Sale of Assets (6)                                                      -                8,878
      Interest Expense                                                          (19,786)             (19,262)
      Other Income (Expenses) (7)                                                   542                1,637
-------------------------------------------------------------------------------------------------------------
                                                                               (419,031)             (27,308)

Income Taxes (Benefit)                                                              391               (7,887)
-------------------------------------------------------------------------------------------------------------
                                                                               (419,422)             (19,421)

Minority Interests in Losses of Subsidiaries                                         64                  487
-------------------------------------------------------------------------------------------------------------

Net Loss                                                                       (419,358)             (18,934)

Dividend Requirements on Preferred Stock                                          5,189                4,617
-------------------------------------------------------------------------------------------------------------
Loss Applicable to Common Shares                                             $ (424,547)           $ (23,551)
=============================================================================================================

-------------------------------------------------------------------------------------------------------------
Loss per Common Share - Basic & Diluted                                        $ (24.10)             $ (1.39)
=============================================================================================================

Average Shares Outstanding - Basic & Diluted                                     17,617               16,917

-------------------------------------------------------------------------------------------------------------


Reconciliation of Operating Loss to EBITDA (a non-GAAP measure) (8)
-------------------------------------------------------------------------------------------------------------
Operating Loss                                                               $ (399,787)           $ (18,561)
Depreciation and Amortization (2),(4)                                            17,850               22,891
Asset Impairment Charges (3)                                                    402,880                    -
-------------------------------------------------------------------------------------------------------------
EBITDA (8)                                                                     $ 20,943              $ 4,330
=============================================================================================================





-------------------------------------------------------------------------------------------------------------
Condensed Consolidated Statement of Operations                        (In thousands except per share amounts)
-------------------------------------------------------------------------------------------------------------
                                                                                  Twelve Months Ended
                                                                           Dec 31, 2002         Dec 31, 2001
-------------------------------------------------------------------------------------------------------------
                                                                            (Unaudited)
                                                                       --------------------------------------
Operating Revenues
      Wireless Communications                                                 $ 156,860            $ 118,832
      Wireline Communications                                                    96,916               86,485
      Other Communications Services                                               8,951                9,746
-------------------------------------------------------------------------------------------------------------
                                                                                262,727              215,063
-------------------------------------------------------------------------------------------------------------
Operating Expenses, before depreciation and amortization
      Cost of Wireless Sales (exclusive of items shown separately below          48,868               47,808
      Maintenance and Support                                                    64,408               62,508
      Customer Operations                                                        66,007               65,657
      Corporate Operations                                                       17,914               18,586
      Operational and Capital Restructuring Charges (1)                           4,285                    -
      Depreciation and Amortization (2),(4)                                      82,924               82,281
      Asset Impairment Charges (3)                                              402,880                    -
-------------------------------------------------------------------------------------------------------------
                                                                                687,286              276,840
-------------------------------------------------------------------------------------------------------------
Operating Loss                                                                 (424,559)             (61,777)

Other Income (Expenses)
      Equity Loss from Investee - West Virginia PCS Alliance (5)                      -               (1,286)
      Gain on Sale of Assets (6)                                                  8,472               31,845
      Interest Expense                                                          (78,351)             (76,251)
      Other Income (Expenses) (7)                                                (1,454)               5,679
-------------------------------------------------------------------------------------------------------------
                                                                               (495,892)            (101,790)

Income Taxes (Benefit)                                                           (6,464)             (34,532)
-------------------------------------------------------------------------------------------------------------
                                                                               (489,428)             (67,258)

Minority Interests in Losses of Subsidiaries                                        481                3,545
-------------------------------------------------------------------------------------------------------------

Net Loss                                                                       (488,947)             (63,713)

Dividend Requirements on Preferred Stock                                         20,417               18,843
-------------------------------------------------------------------------------------------------------------
Loss Applicable to Common Shares                                             $ (509,364)           $ (82,556)
=============================================================================================================

-------------------------------------------------------------------------------------------------------------
Loss per Common Share - Basic & Diluted                                        $ (29.34)             $ (5.02)
=============================================================================================================

Average Shares Outstanding - Basic & Diluted                                     17,358               16,442

-------------------------------------------------------------------------------------------------------------


Reconciliation of Operating Loss to EBITDA (a non-GAAP measure) (8)
-------------------------------------------------------------------------------------------------------------
Operating Loss                                                               $ (424,559)           $ (61,777)
Depreciation and Amortization (2),(4)                                            82,924               82,281
Asset Impairment Charges (3)                                                    402,880                    -
-------------------------------------------------------------------------------------------------------------
EBITDA (8)                                                                     $ 61,245             $ 20,504
=============================================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1) A restructuring charge was reported during the first, second and fourth quarters of 2002 for $4.3 million relating to severance costs and pension curtailment costs for employees affected by the reduction in force activity, lease termination obligations associated with the exit of certain facilities and financial restructuring legal and advisor costs.

(2)  The Company adopted Statement of Financial Accounting Standard (SFAS) No.
     142, Goodwill and Other Intangible Assets, on January 1, 2002. In accordance with the provisions of SFAS No. 142, the Company discontinued amortization of goodwill, wireless PCS spectrum licenses and the assembled workforce intangible asset as of that date, as these assets are considered indefinite-lived intangible assets and are not subject to amortization.

(3) The Company performed its annual impairment testing of goodwill and intangible assets with indefinite lives as of October 1, 2002 in accordance with SFAS No. 142. Additionally, the Company performed impairment testing on other long term assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, during the fourth quarter based on the presence of impairment indicators. Results of this testing were negatively impacted by continued pricing pressures and other competitive factors and market condition variables affecting the Company and the industry sector's financial projections and market valuations.
     Accordingly, the Company recognized impairment on its wireless PCS licenses, goodwill and other intangible assets totaling $350.3 million.
     Additionally, certain wireless PCS property, plant and equipment was required to be restated to fair market value which resulted in a $16.7 million impairment charge and certain wireless cable property, plant and equipment was required to be restated to fair market value which resulted in a $1.1 million impairment charge. Additionally, the network segment goodwill was determined to be impaired resulting in a $20.9 million impairment charge. Finally, licenses, goodwill and certain of the wireless cable property, plant and equipment were also determined to be impaired resulting in a $13.9 million impairment charge.

(4) Depreciation and amortization includes charges of approximately $1.1 million in fourth quarter 2002 related to accelerated depreciation of certain wireless digital PCS equipment replaced during the quarter or to be replaced in 2003 pursuant to the Company's previously announced amendment to the Horizon/Sprint network services agreement, which is conditional upon an upgrade to 3G-1XRTT technology to facilitate high-speed data applications. Approximately $15.0 million of such charges were incurred in 2002.

(5) The West Virginia PCS Alliance, L.C. was consolidated into operations effective February 13, 2001 concurrent with the effective date of the R&B
     Communications merger.

(6) During the year ended December 31, 2002, the Company has recognized an $8.5 million gain on the sale of certain PCS licenses, with total proceeds of $18.0 million (net $14.0 million after debt pay-down and fees).

(7) Other income (expenses) includes a $1.1 million permanent impairment recorded in second quarter 2002 for the Company's investment in WorldCom, Inc.

(8) Represents operating income (loss) before depreciation and amortization and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

--------------------------------------------------------------------------------------------------------------
NTELOS Inc.
--------------------------------------------------------------------------------------------------------------
Condensed Consolidated Balance Sheets
--------------------------------------------------------------------------------------------------------------
(In thousands)
--------------------------------------------------------------------------------------------------------------
                                                                       Dec 31, 2002              Dec 31, 2001


ASSETS
      Current Assets (1)                                                    $ 55,167                 $ 75,852
      Restricted Cash                                                              -                   18,094
      Securities and Investments                                               8,696                   13,963
      Property, Plant & Equipment, net (2)                                   434,455                  465,944
      Other Assets (2)                                                       231,203                  623,033
--------------------------------------------------------------------------------------------------------------
          Total Assets                                                     $ 729,521              $ 1,196,886
==============================================================================================================



LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
      Current Liabilities (3)                                              $ 714,110                 $ 82,697
      Long-Term Debt                                                          18,960                  612,416
      Other Long-Term Liabilities                                             52,441                   61,613
      Minority Interests                                                         523                      847
      Redeemable Convertible Preferred Stock                                 286,164                  265,747
      Shareholders' Equity (Deficit)                                        (342,677)                 173,566
--------------------------------------------------------------------------------------------------------------
          Total Liabilities and Shareholders' Equity (Deficit)             $ 729,521              $ 1,196,886
==============================================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1)  At December 31, 2002, the Company had cash of $12.2 million. At December
     31, 2001, the Company had cash of $7.3 million and restricted cash of $36.2 million, of which $18.1 million was classified in current assets.

(2) The Company performed its annual impairment testing of goodwill and intangible assets with indefinite lives as of October 1, 2002 in accordance with SFAS No. 142. Additionally, the Company performed impairment testing on other long term assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, during the fourth quarter based on the presence of impairment indicators. Results of this testing were negatively impacted by continued pricing pressures and other competitive factors and market condition variables affecting the Company and the industry sector's financial projections and market valuations.
     Accordingly, the Company recognized impairment on its wireless PCS licenses, goodwill and other intangible assets totaling $350.3 million.

     Additionally, certain wireless PCS property, plant and equipment was required to be restated to fair market value which resulted in a $16.7 million impairment charge and certain wireless cable property, plant and equipment was required to be restated to fair market value which resulted in a $1.1 million impairment charge. Additionally, the network segment goodwill was determined to be impaired resulting in a $20.9 million impairment charge. Finally, licenses, goodwill and certain of the wireless cable property, plant and equipment were also determined to be impaired resulting in a $13.9 million impairment charge.

(3) As a result of the Company's Chapter 11 bankruptcy filing, a default for non-payment of these interest payments and non-compliance with a debt to capitalization covenant under its Senior Credit Facility, the Company has classified borrowings under its Senior Credit Facility, Senior Notes and Subordinated Notes as current liabilities at December 31, 2002. The long-term portions of the remaining debt instruments continued to be classified as Long-Term Debt at December 31, 2002. Additionally, the covenant default noted above caused a cross default with the Company's interest rate SWAP agreements, resulting in this long-term liability being reclassified as current. The total of these reclassifications accounted for $643.8 million of the current liabilities balance at December 31, 2002.

NTELOS Inc.
----------------------------------------------------------------------------------------------------------
Summary Operating Results
(In thousands)
----------------------------------------------------------------------------------------------------------
Unaudited                                               Three Months Ended
                                               -----------------------------------------------------------
                                                   Dec 31, 2002         Dec 31, 2001        Sept 30, 2002
----------------------------------------------------------------------------------------------------------
Operating Revenues
      Wireless PCS Digital                             $ 41,754             $ 31,240             $ 40,790
                           Subscriber Revenues           29,073               22,771               29,074
                    Wholesale/Roaming Revenues            9,896                5,587                8,806
                            Equipment Revenues            2,436                2,355                2,480
                                Other Revenues              349                  527                  430

      Wireline Operations
          Telephone (ILEC)                               12,799               11,314               12,091
          CLEC                                            6,752                4,902                5,513
          Network                                         2,071                2,375                2,010
          Internet & DSL                                  4,625                4,624                4,576
                                               -----------------------------------------------------------
          Wireline Total                                 26,247               23,215               24,190

      Other Operations (1)                                1,709                2,466                3,122

----------------------------------------------------------------------------------------------------------
                                                       $ 69,710             $ 56,921             $ 68,102
==========================================================================================================

Operating Expenses (before depreciation &
amortization and asset write-down and
impairment charges, a non-GAAP Measure) (2)
      Wireless PCS Digital                             $ 34,671             $ 38,233             $ 36,945
                     Cost of Sales - Equipment            6,765                8,362                6,950
                Cost of Sales - Access & Other            4,920                4,757                5,726
                                 Customer Care            2,034                1,595                1,972
                      Engineering & Operations            6,635                7,427                6,884
                           Selling & Marketing           10,945               12,599               11,447
                      General & Administrative            3,372                3,493                3,966

      Wireline Operations
          Telephone (ILEC)                                3,215                3,897                3,438
          CLEC                                            4,091                4,259                3,839
          Network                                           276                  197                  365
          Internet & DSL                                  2,886                3,946                3,222
                                               -----------------------------------------------------------
          Wireline Total                                 10,468               12,299               10,864

      Other Operations (1),(2)                            3,628                2,059                2,289

----------------------------------------------------------------------------------------------------------
                                                       $ 48,767             $ 52,591             $ 50,098
==========================================================================================================

EBITDA (3)(a non-GAAP Measure)
      Wireless PCS Digital                              $ 7,083             $ (6,993)             $ 3,845

      Wireline Operations
          Telephone (ILEC)                                9,584                7,417                8,653
          CLEC                                            2,661                  643                1,674
          Network                                         1,795                2,178                1,645
          Internet & DSL                                  1,739                  678                1,354
                                               -----------------------------------------------------------
          Wireline Total                                 15,779               10,916               13,326

      Other Operations (1),(2)                           (1,919)                 407                  833

----------------------------------------------------------------------------------------------------------
                                                       $ 20,943              $ 4,330             $ 18,004
==========================================================================================================






-------------------------------------------------------------------------------------
Unaudited                                               Twelve Months Ended
                                               --------------------------------------
                                                   Dec 31, 2002         Dec 31, 2001
-------------------------------------------------------------------------------------
Operating Revenues
      Wireless PCS Digital                            $ 156,860            $ 118,832
                           Subscriber Revenues          112,031               89,374
                    Wholesale/Roaming Revenues           33,885               19,922
                            Equipment Revenues            9,500                6,813
                                Other Revenues            1,444                2,723

      Wireline Operations
          Telephone (ILEC)                               47,128               42,786
          CLEC                                           22,858               17,347
          Network                                         8,449                8,693
          Internet & DSL                                 18,481               17,659
                                               --------------------------------------
          Wireline Total                                 96,916               86,485

      Other Operations (1)                                8,951                9,746

-------------------------------------------------------------------------------------
                                                      $ 262,727            $ 215,063
=====================================================================================

Operating Expenses (before depreciation &
amortization and asset write-down and
impairment charges, a non-GAAP Measure) (2)
      Wireless PCS Digital                            $ 142,021            $ 139,530
                     Cost of Sales - Equipment           28,287               28,633
                Cost of Sales - Access & Other           20,379               19,113
                                 Customer Care            7,671                7,111
                      Engineering & Operations           27,492               27,683
                           Selling & Marketing           41,025               41,841
                      General & Administrative           17,167               15,149

      Wireline Operations
          Telephone (ILEC)                               14,520               15,330
          CLEC                                           16,927               15,443
          Network                                         1,596                1,428
          Internet & DSL                                 13,561               16,314
                                               --------------------------------------
          Wireline Total                                 46,604               48,515

      Other Operations (1),(2)                           12,857                6,514

-------------------------------------------------------------------------------------
                                                      $ 201,482            $ 194,559
=====================================================================================

EBITDA (3) (a non-GAAP Measure)
      Wireless PCS Digital                             $ 14,839            $ (20,698)

      Wireline Operations
          Telephone (ILEC)                               32,608               27,456
          CLEC                                            5,931                1,904
          Network                                         6,853                7,265
          Internet & DSL                                  4,920                1,345
                                               --------------------------------------
          Wireline Total                                 50,312               37,970

      Other Operations (1),(2)                           (3,906)               3,232

-------------------------------------------------------------------------------------
                                                       $ 61,245             $ 20,504
=====================================================================================

     Note: Certain amounts in the prior year have been reclassified to conform to current year presentation.

(1)  Other Operations includes Paging, Wireless Cable, Wireline Cable, Other
     Communications Services and unallocated corporate operations, which includes income from leasing excess building space. For third quarter 2002, $1.1 million of revenue is included to record a lease buy out pertaining to certain non-core Company owned buildings. See note 7 on condensed consolidated statement of operations. Lease revenues recorded in this category, which ceased as a result of the buy-out, were $0.5 million.

(2)  Includes $4.3 million of restructuring charges for the year ended December
     31, 2002. See note 1 on condensed consolidated statement of operations.

(3) Represents operating income (loss) before depreciation and amortization and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.



NTELOS Inc.
------------------------------------------------------------------------------------------------------------------------------
Summary Operating Results - Reconciliation of Operating Income (Loss) to EBITDA
(a non-GAAP measure) (1) (In thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                                Wireless          Telephone
                                                                   PCS               ILEC            CLEC            Network
------------------------------------------------------------------------------------------------------------------------------

For The Three Months Ended Dec. 31, 2001
          Operating Income (Loss)                                $ (23,567)         $ 5,618          $ (142)         $ 1,618
          Depreciation and Amortization                             16,574            1,799             785              560
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                              $ (6,993)         $ 7,417           $ 643          $ 2,178
          ====================================================================================================================

For The Twelve Months Ended Dec. 31, 2001
          Operating Income (Loss)                                $ (80,115)        $ 18,041          $ (629)         $ 4,061
          Depreciation and Amortization                             59,417            9,415           2,533            3,204
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                             $ (20,698)        $ 27,456         $ 1,904          $ 7,265
          ====================================================================================================================

For The Three Months Ended Mar. 31, 2002
          Operating Income (Loss)                                $ (17,951)         $ 4,456          $ (168)           $ 971
          Depreciation and Amortization                             18,196            1,807             710              700
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                                 $ 245          $ 6,263           $ 542          $ 1,671
          ====================================================================================================================

For The Three Months Ended Jun. 30, 2002
          Operating Income (Loss)                                $ (12,540)         $ 6,296           $ 247            $ 959
          Depreciation and Amortization                             16,206            1,812             807              783
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                               $ 3,666          $ 8,108         $ 1,054          $ 1,742
          ====================================================================================================================

For The Three Months Ended Sep. 30, 2002
          Operating Income (Loss)                                $ (11,542)         $ 6,690           $ 204            $ 825
          Depreciation and Amortization                             15,387            1,963           1,470              820
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                               $ 3,845          $ 8,653         $ 1,674          $ 1,645
          ====================================================================================================================

For The Three Months Ended Dec. 31, 2002
          Operating Income (Loss)                               $ (371,219)         $ 7,349         $ 1,714        $ (19,919)
          Depreciation and Amortization                             11,352            2,235             947              814
          Asset Impairment Charges                                 366,950                -               -           20,900
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                               $ 7,083          $ 9,584         $ 2,661          $ 1,795
          ====================================================================================================================

For The Twelve Months Ended Dec. 31, 2002
          Operating Income (Loss)                               $ (413,252)        $ 24,791         $ 1,997        $ (17,164)
          Depreciation and Amortization                             61,141            7,817           3,934            3,117
          Asset Impairment Charges                                 366,950                -               -           20,900
          --------------------------------------------------------------------------------------------------------------------
          EBITDA (1)                                              $ 14,839         $ 32,608         $ 5,931          $ 6,853
          ====================================================================================================================







------------------------------------------------------------------------------------------------
                                                    Internet &
                                                        DSL            Other            Total
------------------------------------------------------------------------------------------------

For The Three Months Ended Dec. 31, 2001
          Operating Income (Loss)                      $ (339)       $ (1,749)        $ (18,561)
          Depreciation and Amortization                 1,017           2,156            22,891
          --------------------------------------------------------------------------------------
          EBITDA (1)                                    $ 678           $ 407           $ 4,330
          ======================================================================================

For The Twelve Months Ended Dec. 31, 2001
          Operating Income (Loss)                    $ (2,578)         $ (557)        $ (61,777)
          Depreciation and Amortization                 3,923           3,789            82,281
          --------------------------------------------------------------------------------------
          EBITDA (1)                                  $ 1,345         $ 3,232          $ 20,504
          ======================================================================================

For The Three Months Ended Mar. 31, 2002
          Operating Income (Loss)                      $ (263)       $ (2,125)        $ (15,080)
          Depreciation and Amortization                   982             700            23,095
          --------------------------------------------------------------------------------------
          EBITDA (1)                                    $ 719        $ (1,425)          $ 8,015
          ======================================================================================

For The Three Months Ended Jun. 30, 2002
          Operating Income (Loss)                       $ 621        $ (1,958)         $ (6,375)
          Depreciation and Amortization                   487             563            20,658
          --------------------------------------------------------------------------------------
          EBITDA (1)                                  $ 1,108        $ (1,395)         $ 14,283
          ======================================================================================

For The Three Months Ended Sep. 30, 2002
          Operating Income (Loss)                       $ 151           $ 355          $ (3,317)
          Depreciation and Amortization                 1,203             478            21,321
          --------------------------------------------------------------------------------------
          EBITDA (1)                                  $ 1,354           $ 833          $ 18,004
          ======================================================================================

For The Three Months Ended Dec. 31, 2002
          Operating Income (Loss)                       $ 941       $ (18,653)       $ (399,787)
          Depreciation and Amortization                   798           1,704            17,850
          Asset Impairment Charges                          -          15,030           402,880
          --------------------------------------------------------------------------------------
          EBITDA (1)                                  $ 1,739        $ (1,919)         $ 20,943
          ======================================================================================

For The Twelve Months Ended Dec. 31, 2002
          Operating Income (Loss)                     $ 1,450       $ (22,381)       $ (424,559)
          Depreciation and Amortization                 3,470           3,445            82,924
          Asset Impairment Charges                          -          15,030           402,880
          --------------------------------------------------------------------------------------
          EBITDA (1)                                  $ 4,920        $ (3,906)         $ 61,245
          ======================================================================================

(1) Represents operating income (loss) before depreciation and amortization and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.



---------------------------------------------------------------------------------------------------------------------------
NTELOS Inc.
---------------------------------------------------------------------------------------------------------------------------
Customer Summary Table
---------------------------------------------------------------------------------------------------------------------------
                            Quarter Ended:          12/31/2001      3/31/2002     6/30/2002      9/30/2002      12/31/2002
---------------------------------------------------------------------------------------------------------------------------
      Wireless PCS Digital Subscribers                 223,805        228,281        237,978       251,021         266,467
      ILEC Access Lines                                 52,036         51,936         51,943        51,835          52,014
      CLEC Access Lines                                 33,598         35,876         38,946        41,641          43,815
      Internet Subscribers                              70,189         71,850         72,389        68,196          61,486
      Digital Subscriber Lines                           4,004          4,318          4,809         5,465           5,534
      Paging Subscribers                                14,708         13,684         12,818        11,855          10,890
      Long Distance Subscribers                         17,284         20,085         22,013        23,213          22,343
      Cable Subscribers                                 15,332         15,098         14,469        12,883          12,384


NTELOS Inc.
-----------------------------------------------------------------------------------------------------------------
Wireless PCS Customer Detail
----------------------------------------------------------------------------------------------------------------
                 Quarter Ended:     12/31/2001       3/31/2002      6/30/2002       9/30/2002       12/31/2002
----------------------------------------------------------------------------------------------------------------
Total PCS Subscribers
----------------------------------------------------------------------------------------------------------------
      Beginning Subscribers              203,827        223,805         228,281        237,978          251,021
                        Pre-Pay           47,144         39,275          31,135         25,925           19,747
                       nAdvance                          12,123          24,865         33,875           44,620
                       Post-Pay          156,683        172,407         172,281        178,178          186,654

      Gross Additions                     47,612         39,204          37,863         41,986           43,035
                        Pre-Pay           15,539          5,596           3,160          2,541            2,716
                       nAdvance                          12,810          11,120         14,175           16,528
                       Post-Pay           32,073         20,798          23,583         25,270           23,791

      Net Additions                       19,978          4,476           9,697         13,043           15,446
                        Pre-Pay            4,254         (8,254)         (5,191)        (4,374)          (1,802)
                       nAdvance                          12,594           8,989          8,959            9,517
                       Post-Pay           15,724            136           5,899          8,458            7,731

      Transfers         Pre-Pay                -            114             (19)        (1,804)            (740)
                       nAdvance                             148              21          1,786              703
                       Post-Pay                -           (262)             (2)            18               37

      Ending Subscribers                 223,805        228,281         237,978        251,021          266,467
                        Pre-Pay           39,275         31,135          25,925         19,747           17,205
                       nAdvance           12,123         24,865          33,875         44,620           54,840
                       Post-Pay          172,407        172,281         178,178        186,654          194,422



NTELOS Inc.
---------------------------------------------------------------------------------------------------------------------
Wireless PCS Key Performance Indicators
---------------------------------------------------------------------------------------------------------------------
                       Quarter Ended:         12/31/2001      3/31/2002      6/30/2002     9/30/2002      12/31/2002
---------------------------------------------------------------------------------------------------------------------

Average Subscribers (weighted monthly)           211,784         227,461       232,286        244,564        257,191

Gross Subscriber Revenues ($000) (1)            $ 27,766        $ 30,548      $ 32,089       $ 33,128       $ 33,881
Revenue Accruals & Deferrals                        (938)           (701)         (657)          (435)          (956)
Uncollectible                                     (4,048)         (3,765)       (3,459)        (3,589)        (3,823)
Other                                                 (9)            (81)          (90)           (30)           (29)
---------------------------------------------------------------------------------------------------------------------
Subscriber Revenues                             $ 22,771        $ 26,001      $ 27,883       $ 29,074       $ 29,073
Average Monthly Revenue per Subscriber
  (ARPU) (1)                                     $ 43.70         $ 44.77       $ 46.05        $ 45.15        $ 43.91
Cost of Acquisition per Gross Addition (2)         $ 329           $ 300         $ 302          $ 316          $ 290
Monthly Post Pay Subscriber Churn                   3.32%           3.98%         3.38%          3.07%          2.83%
Monthly Blended Subscriber Churn                    4.35%           5.09%         4.04%          3.94%          3.58%
Cell Sites (Period Ending)                           768             804           815            820            824

EBITDA (3) ($000)                               $ (6,993)          $ 245       $ 3,666        $ 3,845        $ 7,083

Gross Wireless Property, Plant &
  Equipment ($000) (4)                          $344,587        $353,289      $352,551       $352,939       $295,465

(1) Gross subscriber revenues include access, airtime, toll, incollect roaming and miscellaneous other subscriber revenue. ARPU is calculated by dividing gross subscriber revenues by the number of average subscribers. Revenue deferrals and accruals, uncollectible revenue and intercompany eliminations
     (other) are excluded to provide consistency for the ARPU calculation. A reconciliation to subscriber revenues shown on the Summary Operating
     Results schedule is provided.

(2) Cost of acquisition includes handset subsidy, marketing costs, advertising costs, sales commissions and sales management costs.

(3) Represents operating income (loss) before depreciation and amortization and asset impairment charges. The Company references non-GAAP measures, such as EBITDA, to measure operating performance. Management believes EBITDA to be a meaningful indicator of the Company's performance that provides useful information to investors regarding the Company's financial condition and results of its operations. Presentation of EBITDA is consistent with the Company's past practice and EBITDA is a non-GAAP measure commonly used in the communications industry and by financial analysts and others who follow the industry to measure operating performance. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

(4) Gross wireless property, plant & equipment excludes PCS licenses. Certain wireless PCS property, plant and equipment was restated to fair market value in accordance with SFAS 144, which resulted in a $16.7 million impairment charge to net book values and a $59.7 million reduction of gross wireless property, plant and equipment.